Exhibit 10.1

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this "Agreement") is entered into as of April 1, 2015 (the "Closing Date"), by and among B&R Liquid Adventure, LLC, a California limited liability company ("B&R"), and American Brewing Company, Inc., a Washington corporation ("ABC"), both of whom may be referred to individually as "Party" or collectively as "Parties".
 WHEREAS, B&R wishes to sell to ABC and ABC wishes to purchase from B&R, certain assets of B&R, used in connection with B&R's business on the terms and conditions contained herein

NOW, THEREFORE, in consideration of the covenants, premises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
PURCHASE AND SALE OF ASSETS
SECTION 1.1  Purchased Assets.  At Closing, upon the terms and subject to the conditions set out in this Agreement, and in reliance on the covenants and representations made by B&R and ABC in this Agreement, B&R shall sell and deliver, or cause to be sold and delivered, to ABC, and ABC shall purchase from B&R, certain assets, consisting of Two Hundred Seventy-Five Thousand Dollars ($275,000) worth of inventory, fixed assets and intellectual property (collectively, the "Purchased Assets"), free and clear of all liens, in exchange for the Purchase Price.  The Purchase Price is a negotiated price and not dependent on any appraisal or valuation.  The assets purchased are listed on Exhibit C and are incorporated as part of this Agreement.  The secured creditors identified in Exhibit F shall tender to ABC for filing with the Secretary of State form UCC-3 concurrently with the payment by ABC to B&R of the cash consideration at Closing.
SECTION 1.2  Excluded Assets.  The excluded assets are listed on Exhibit E to this agreement.
SECTION 1.3  Liabilities Assumed by ABC.  As further consideration for the consummation of the transactions, ABC assumes as of the closing date only the specific liabilities of B&R (collectively, the "assumed liabilities"), as are listed on Exhibit D and are incorporated as part of this agreement.  In addition, ABC will help B&R collect receivables in the ordinary course of business for all invoices issued prior to April 1, 2015.  ABC will attempt to collect the accounts receivable and promptly upon receipt, and no less frequently than weekly, turn over to B&R the cash received as the receivables are collected.  All checks payable to B&R Liquid Adventure LLP (or cognate of such name) in payment of invoices dated before the Closing shall be deposited in B&R's bank account.  Any check payable to B&R for invoices arising after the Closing shall be endorsed by B&R and delivered to ABC for deposit by ABC.  Any check payable to ABC or its affiliates for invoices arising before the Closing shall be endorsed by ABC and delivered to B&R for deposit by B&R. ABC shall use its best efforts to collect accounts receivable, but shall not be liable or responsible for any discounts, partial payments, nonpayment or any uncollectable amounts.  In addition, any collection activity that is necessary to collect any of the accounts receivable shall be the responsibility of B&R.  All accounts receivable related to invoices issued on or after April 1, 2015 shall be the sole property of ABC, and shall not be paid to B&R.  The shares of common stock, cash payment and promissory note shall be issued and paid to B&R upon Closing.

Except for the Assumed Liabilities, ABC is not assuming any Liabilities of B&R whatsoever (the "Excluded Liabilities"), all of which will remain the responsibility of B&R.  Such Excluded Liabilities shall include, but are not limited to, any and all secured debt, payables to B&R's attorneys or the Devil's Canyon Brewery claim.  ABC shall assume a contract with B&R's packager in accordance with Exhibit H.
SECTION 1.4  Space Sharing Agreement.  B&R shall remain in possession of B&R's current premises ("Premises") until approximately September 30, 2015.  B&R shall enter into a space sharing agreement for the Premises with ABC in the form of Exhibit G.  Under the space sharing agreement, the employees of B&R who become employees of ABC may continue to use B&R's premises, including the offices and desks that they currently use.  B&R will reasonably accommodate other ABC employees who have a need to share the Premises.  As compensation, ABC shall reimburse to B&R all rent, common area expenses, utilities, and other costs and expenses of the Premises through September 30, 2015.  B&R shall give notice to the landlord immediately that B&R will vacate the premises by September 30, 2015, and that the Landlord should mitigate damages by seeking a tenant to assume possession on October 1, 2015, or as soon thereafter as possible.
ARTICLE II.
PURCHASE PRICE AND PAYMENT
SECTION 2.1  Purchase Price; Payment.  In consideration of the conveyance to ABC of the Purchased Assets, and for each other right acquired by ABC under this Agreement, ABC shall make the following payments ("Closing Payments"): (1) issue to B&R  restricted common stock in an amount equal to Five Hundred Thousand Dollars ($500,000) based on the average of the closing price of ABC common stock for the five days prior to the Closing of this transaction ("Restricted Shares"),; (2) pay to B&R a cash payment of Two Hundred Sixty Thousand Dollars ($260,000), of which Fifty Thousand Dollars ($50,000) was paid prior to Closing, and (3) issue a promissory note to B&R in an amount of One Hundred Forty Thousand Dollars ($140,000), for an aggregate purchase price of Nine Hundred Thousand Dollars ($900,000) (the "Purchase Price").  The promissory note shall be secured by a lien on the assets of ABC pursuant to a security agreement executed concurrently with this Agreement.  B&R shall file a UCC-1 to perfect the security interest.
SECTION 2.2  Price Protection.  B&R shall receive price protection on the common shares issued at Closing for a period of Eighteen (18) months, meaning that on the date that is 18 months from the date of execution of this Agreement, if the market value of the common stock issued pursuant to this Agreement is less than Five Hundred Thousand Dollars ($500,000), ABC shall issue additional shares so the aggregate amount of shares held by B&R is equal to a market value of $500,000 based on the average closing bid price for the five days prior to the date that is 18 months from execution of this Agreement.  The price protection listed in this Section 2.2 shall only apply to the certificate(s) issued at Closing and to the original holders of such shares, and shall not apply or be assignable or transferable to any subsequent holders or subsequent certificate(s) originating from those issued at Closing.  The "original holders of such shares" shall include the creditors and equity holders of B&R to whom the shares are subsequently distributed in connection with the liquidation of B&R.  ABC shall register the shares in the names of such equity holders and creditors at the request of B&R.
SECTION 2.3  Restriction on Restricted Shares.  The sale of the Restricted Shares shall be subject to the requirements of Rule 144 promulgated by the Securities and Exchange Commission.  In addition, beginning six months after the Closing, and on the last day of each calendar quarter thereafter, each holder of Restricted Shares may sell up to but not more than fifteen percent (15%) on a cumulative basis of the number of Restricted Shares that the holder initially received as a result of this transaction.  All restrictions on the sale of the Restricted Shares shall terminate 18 months after the Closing.  The Restricted Shares shall bear a legend setting forth the restrictions of this Section 2.3.

SECTION 2.4  Disclosure of Acquisition.  Upon completion of the transaction contemplated by this Agreement, ABC shall file all necessary forms with all federal and state regulatory agencies to properly disclose the transaction, which shall include a Form 8-K and an audit of B&R's financial statements.  B&R shall assist ABC with any requests necessary to file such documents.
ARTICLE III.
CLOSING; DELIVERIES
SECTION 3.1  Closing.  The closing (the "Closing") of the transactions will take place contemporaneously with the parties' execution of this Agreement, upon the terms and subject to the conditions of this Agreement, by the exchange via e-mail, facsimile or other electronic transmission of executed copies of this Agreement and the other documents, agreements and instruments required under this Agreement on the Closing Date (with manually executed copies to be delivered via overnight courier if not exchanged on the Closing Date).
SECTION 3.2  Closing Deliveries.
(a)  B&R's Deliveries to ABC.  At the Closing, B&R will duly execute, if applicable, and deliver to ABC:
(i)  a bill of sale, substantially in the form attached to this Agreement as Exhibit A (the "Bill of Sale");
(ii)  certified copies of resolutions of B&R's board of directors and shareholders, authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions;
(iii)  any other documents as may be reasonably requested by ABC to effect the transactions.
(b)ABC's Deliveries.  At the Closing, ABC will duly execute, if applicable, and deliver to B&R:
(i)  the Closing Payments;
(ii)  the Bill of Sale;
(iii)  certified copies of resolutions of ABC's board of directors and shareholders, authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions;
(iv)  such other documents as may be reasonably requested by B&R to effect the transactions.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF B&R
As of the Closing Date, except as set forth in Exhibit F, B&R makes the following representations and warranties to its knowledge to ABC.
SECTION 4.1  Authority, Power and Capacity.  B&R has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transaction.  This Agreement has been duly authorized, executed and delivered by B&R, constitutes the valid and binding agreement of B&R and is enforceable against B&R in accordance with its terms.
SECTION 4.2  Conflicts; Consents.
(a)  The execution and delivery by B&R of this Agreement does not, and the consummation of the transactions associated with this Agreement will not, violate any provision of the Organizational Documents of B&R; result in the creation of any Lien upon the provision of any of B&R's services or the Purchased Assets, conflict with or result in a breach of, require a consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any person or entity the right to terminate, accelerate or modify any obligation or benefit under, any contract, lease, permit or order to which B&R is a party or by which B&R or the Purchased Assets are bound or affected.
(b)  The execution and delivery by B&R of this Agreement does not, and the consummation of the transactions associated with this Agreement will not, result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any law or order applicable to B&R, the provision of any of B&R's services or the Purchased Assets. There is no pending or, to B&R's knowledge, threatened proceeding against B&R before any court or Governmental Authority, to restrain or prevent the consummation of the transactions or that might affect the right of ABC to own and control the Purchased Assets or to use those assets as it sees fit.
SECTION 4.3  Organization and Authority.
(a)  B&R is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of California.  B&R has all requisite power and authority to own or lease and operate its properties and assets and to carry on the provision of its services. True and correct copies of B&R's Operating Agreement and Amendments thereto and list of shareholders and shareholdings have been furnished to ABC.
(b)  B&R has furnished various organizational documents of to ABC for review, including the minutes, stock ledgers, stock transfer and similar records.  B&R does not represent or warrant that they are accurate or complete.
SECTION 4.4  Properties and Assets of B&R.
(a)  No liens.  B&R owns or otherwise has the right to use all of the properties and assets, real and personal, tangible and intangible, now owned or used by B&R to provide its services.  Upon consummation of the transactions, ABC will acquire good and marketable title to the Purchased Assets, free and clear of all liens.  The Purchased Assets constitute all of the assets, properties and rights used or held for use by B&R for the provision of its services, consistent with past practice.

(b)  Intellectual Property.  B&R has the right to use the name "B&R Liquid Adventure, LLC" without payment to any person.  B&R owns or possesses adequate licenses or other rights to use all material intellectual property rights ("IPRs") used by B&R to provide its services.  No affiliate of B&R owns or uses any material IPRs of B&R.  The IPRs are described in Exhibit B.
SECTION 4.5  Exclusivity.
(a)  From the date of execution through April 1, 2015, B&R hereby covenants and agrees that it will not enter into any public offering, merger, combination, divestiture, financing, joint venture, sale and/or acquisition agreement in whatever form, except for agreements in the ordinary course of business (including, without limitation, joint venture, sale license or distribution agreements) or enter into any other transaction that would preclude the consummation of this Agreement.  Notwithstanding the foregoing, the Exclusivity Period shall immediately terminate (i) if ABC determines not to proceed with the transaction, or (ii) if ABC proposes any material change to the terms of this Agreement.
SECTION 4.6  Compliance with laws; permits. B&R is not now, and has not within the past five years, been in violation of any provision of any law or order applicable to B&R or its' provision of services or its properties or assets.  Neither B&R nor any employee or agent of B&R, directly or indirectly, has made any payment of funds to any person, or received or retained any funds from any person in violation of any applicable law.  B&R has (i) all permits required with respect to the Purchased Assets or the provision of its services; and (ii) satisfied all material bonding requirements pertaining to its operations under applicable law.  All such permits may be transferred to ABC in accordance with applicable law without violation of or loss of benefits under such Permits, without consent of or notice to any other person, including any governmental authority.  B&R is not in violation of, nor is there a basis for the revocation or withdrawal of, any permit.  B&R has performed all obligations expressly set forth in writing in each permit that by their terms are to be performed on or before the Closing Date.  No present or pending federal, state or local zoning or use law, restriction or compliance requirement would materially and adversely affect the purchased assets or the provision of its services.
SECTION 4.7  Litigation.  Except as set forth in Exhibit F, there is no proceeding pending or, to the knowledge of B&R, threatened against or affecting B&R, its' provision of services, or the assets, properties, business or business prospects of B&R, its' provision of services or relating to or involving the transactions related to this Agreement, and B&R is not aware of any basis for any of the foregoing.  B&R is not in default with respect to any order known to or served upon B&R.
SECTION 4.8  Tax Matters.  B&R has timely filed all tax returns required of B&R under all laws pertaining to taxes and to which B&R is subject.  B&R has timely paid all taxes required by law to be paid by B&R, whether or not shown on any tax return.  All such tax returns are accurate and complete.  No examination or audit of any tax return of B&R is in progress.  All deficiencies proposed as a result of any examination or audit of any tax return filed by B&R has been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited.  There are no liens related to taxes outstanding against any of the Purchased Assets, other than for taxes not yet due and payable.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF ABC
As of the date of the Closing Date, ABC makes the following representations and warranties to B&R.

SECTION 5.1  Authority, Power and Capacity.  ABC has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transaction.  This Agreement has been duly authorized, executed and delivered by ABC, constitutes the valid and binding agreement of ABC and is enforceable against ABC in accordance with its terms.
SECTION 5.2  Conflicts; Consents.
(a)  The execution and delivery by ABC of this Agreement does not, and the consummation of the transactions associated with this Agreement will not, violate any provision of the Organizational Documents of ABC; conflict with or result in a breach of, require a consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any person or entity the right to terminate, accelerate or modify any obligation or benefit under, any Contract, Lease, Permit or order to which ABC is a party or by which ABC are bound or affected.
(b)  The execution and delivery by ABC of this Agreement does not, and the consummation of the transactions associated with this Agreement will not, result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any law or order applicable to ABC.  There is no pending or, to ABC's knowledge, threatened proceeding against ABC before any Governmental Authority, to restrain or prevent the consummation of the transactions.
SECTION 5.3  Organization and Authority.
(a)  ABC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington.  ABC has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on the provision of its services.
(b)  The Organizational Documents (consisting of the Articles of Incorporation and all amendments thereto, the Bylaws currently in effect, and all shareholders agreements among material shareholders or between material shareholders and ABC) of ABC furnished to B&R for review are accurate and complete.  The minute books, stock ledgers, stock transfer and similar records of ABC furnished to B&R for review are accurate and complete.  Such minute books contain the minutes of all meetings of the shareholders, the boards of directors, and all committees thereof, of ABC for five years prior to the Closing Date.  Such stock ledgers, stock transfer and similar records reflect all issuances and registrations of transfer of all shares of capital stock and the certificates representing all canceled shares of capital stock have been returned to the stock ledger.
SECTION 5.4  Properties and Assets of ABC.
(a)  No liens.  ABC owns or otherwise has the right to use, free and clear of all liens and encumbrances, all of the properties and assets, real and personal, tangible and intangible, now owned or used by ABC to provide its services.
(b)  Intellectual Property.  ABC has the right to use the name "American Brewing Company" without payment to any person.  ABC owns or possesses adequate licenses or other rights to use all material intellectual property rights used by ABC to provide its services ("ABC IPRs").  No affiliate of ABC owns or uses any of the material ABC IPRs.

SECTION 5.5  Exclusivity.
(a)  From the date of execution through April 1, 2015 ("Exclusivity Period"), ABC hereby covenants and agrees that it will not enter into any public offering, merger, combination, divestiture, financing, joint venture, sale and/or acquisition agreement in whatever form, except for agreements in the ordinary course of business (including, without limitation, joint venture, sale license or distribution agreements) or enter into any other transaction that would preclude the consummation of this Agreement.  Notwithstanding the foregoing, the Exclusivity Period shall immediately terminate (i) if ABC determines not to proceed with the transaction, or (ii) if ABC proposes any material change to the terms of this Agreement.
SECTION 5.6  Compliance with laws; Permits. ABC is not now, and has not within the past five years, been in violation of any provision of any law or order applicable to ABC or its' provision of services or its properties or assets.  Neither ABC nor any employee or agent of ABC, directly or indirectly, has made any payment of funds to any person, or received or retained any funds from any person in violation of any applicable law.
SECTION 5.7  Litigation.  There is no proceeding pending or, to the knowledge of ABC, threatened against or affecting ABC, its' provision of services, or the assets, properties, business or business prospects of ABC, its' provision of services or relating to or involving the transactions related to this Agreement, and ABC is not aware of any basis for any of the foregoing.  ABC is not in default with respect to any order known to or served upon ABC.
SECTION 5.8  Tax Matters.  ABC has timely filed all tax returns required of ABC under all laws pertaining to taxes and to which ABC is subject.  ABC has timely paid all taxes required by law to be paid by ABC, whether or not shown on any tax return.  All such tax returns are accurate and complete.  No examination or audit of any tax return of ABC is in progress.  All deficiencies proposed as a result of any examination or audit of any tax return filed by ABC has been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited.
SECTION 5.9  Capitalization. The entire authorized capital stock of ABC consists of 50,000,000 Common Shares, $0.001 par value, of which 12,740,220 Common Shares are issued and outstanding and 1,000,000 Preferred Shares, $0.001 par value, of which 250,000 Series A preferred shares are issued and outstanding and of which 229,807 Series B preferred shares are designated, but none of which are outstanding.  All of the issued and outstanding ABC Shares have been duly authorized, are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require ABC to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to ABC. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of ABC.

SECTION 5.10  Financial Statements. ABC has filed the following financial statements (collectively the "Financial Statements") with the Securities and Exchange Commission:  (i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 2013, and 2012 (the "Most Recent Fiscal Year End") and quarterly reports on Form 10-Q for each of the first three calendar quarters for 2014 for ABC and its subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of ABC and its subsidiaries as of such dates and the results of operations of ABC and its subsidiaries for such periods, are correct and complete, and are consistent with the books and records of ABC and its subsidiaries (which books and records are correct and complete).
SECTION 5.11  Events Subsequent to Most Recent Fiscal Year End. Since the most recent fiscal year end, there has not been any material adverse change. Without limiting the generality of the foregoing, except as set forth at the end of this Section 5.11, since that date:
(1)  neither ABC nor any of its subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;
(ii) neither ABC nor any of its subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the ordinary course of business;
(iii) no party (including ABC and any of its subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which ABC or any of its subsidiaries is a party or by which any of them is bound;
(iv) neither ABC nor any of its subsidiaries has imposed any liens upon any of its assets, tangible or intangible;
(v) neither ABC nor any of its subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;
(vi) neither ABC nor any of its subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the ordinary course of business;
(vii) neither ABC nor any of its subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $50,000 in the aggregate;
(viii) neither ABC nor any of its subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the ordinary course of business;
(ix) neither ABC nor any of its subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the ordinary course of business;
(x) neither ABC nor any of its subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;
(xi) there has been no change made or authorized in the charter or bylaws of any of ABC and its subsidiaries;
(xii) neither ABC nor any of its subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;
(xiii) neither ABC nor any of its subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv) neither ABC nor any of its subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;
(xv) neither ABC nor any of its subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;
(xvi) neither ABC nor any of its subsidiaries has entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
(xvii) neither ABC nor any of its subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;
(xviii) neither ABC nor any of its subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);
(xix) neither ABC nor any of its subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;
(xx) neither ABC nor any of its subsidiaries has made or pledged to make any charitable or other capital contribution outside the ordinary course of business;
(xxi) there has not been any other [material] occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving ABC or any of its subsidiaries;
(xxii) neither ABC nor any of its subsidiaries has discharged a material Liability or Lien outside the ordinary course of business;
(xxiii) neither ABC nor any of its subsidiaries has made any loans or advances of money;
(xxiv) neither ABC nor any of its subsidiaries has disclosed any Confidential Information; and
(xxv) neither ABC nor any of its subsidiaries has committed to any of the foregoing.
(2)  On March 25, 2015, and March 31, 2015, ABC entered into two Preferred Stock Purchase Agreements, where two third parties purchased Series B Preferred Shares for a total of $260,000, and also received Promissory Notes (non-convertible) for that same amount.  The shares have not been issued at this time.  On March 26, 2015, ABC entered into a Promissory Note (non-convertible) for an amount of $50,000.  Finally, on March 31, 2015, ABC entered into a Promissory Note (non-convertible) for an amount of $50,000.
SECTION 5.12  Undisclosed Liabilities.  Neither ABC nor any of its subsidiaries has any Liability (and there is no Basis for any present or future   action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the most recent fiscal month End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

SECTION 5.13  SEC Reports.  (i) ABC has filed or furnished, as applicable, on a timely basis all ABC Securities and Exchange Commission ("SEC") filings required to be made ("Reports") since December 31, 2012. Each of the ABC SEC Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the ABC SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the ABC SEC Reports did not, and any ABC SEC Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
ARTICLE VI.
COVENANTS
SECTION 6.1  Public Announcements.  ABC shall issue any press releases and file any forms or disclosure documents as it shall choose or as shall be required by any regulatory agency, including the Securities and Exchange Commission.  In addition, B&R agrees to assist ABC with any information requests or production of documents related to the filing of required disclosure documents and the completion of an audit of B&R. Both Parties agree that B&R shall not release any public announcement or press release of this Agreement, and ABC shall have the sole ability to issue any public announcement or press release related to this transaction.
SECTION 6.2  Cooperation.
(a)  Subsequent Actions.  If, at any time after the Closing, either Party considers or is advised that any bill of sale, assignment, assurance or any other action or thing is necessary or desirable to vest, perfect or confirm of record or otherwise in the right, title or interest in, to or under any of the Purchased Assets, then the Parties, and their officers and directors, shall execute and deliver all other bills of sale, assignments and assurances and to take and do, all other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such Purchased Assets or related rights, properties or assets or otherwise to carry out this Agreement and consummate the transactions.  Included in this Section 6.2(a) shall be the filing of all state, federal and other regulatory documents necessary for the acquisition.
(b)  Board of Directors.  B&R shall have the right to nominate a person to serve on ABC's board of directors, and ABC and its primary shareholders will commit to electing B&R's designee to the board of directors; provided, however, that ABC shall have the right, in its sole discretion, to accept or reject the person nominated by B&R to serve on ABC's board of directors.  If ABC rejects a nominee, B&R may select a different nominee.
(c)  Access to Books and Records.  Subject to any limitations that are required to preserve any applicable attorney-client privilege, from the execution of the Term Sheet between the Parties through the Closing Date, each party has furnished or caused to be furnished to the other party, its counsel and accountants, upon reasonable request during normal business hours, the information and assistance relating to such party or its business (including, the cooperation of officers and employees and reasonable access to books, records and other data and the right to make copies and extracts therefrom) as is reasonably necessary to:  (i) facilitate the preparation for or the prosecution, defense or disposition of any proceeding (other than one by or on behalf of one party to this Agreement against another party); (ii) prepare and file any other documents required by Governmental Authority, and (iii) perform all necessary due diligence in order to satisfy each party relating to the terms of this Agreement and the covenants set forth herein.

SECTION 6.3  Payment of Taxes Resulting from Sale of Assets.  ABC will pay in a timely manner all taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, regardless of the person on whom such taxes are imposed by law.
SECTION 6.4  Assignments.  At the Closing or promptly thereafter, as applicable, to the extent that specific assignments may be necessary or appropriate in respect of any of the Purchased Assets, and/or to the extent that any of the Purchased Assets are represented by certificates of title or other documents, then ABC will execute and deliver to ABC any additional transfer documents, and shall endorse to and in the name of ABC all certificates of title and other such documents, as may be necessary or appropriate and requested by ABC to effect the full transfer to ABC all of the Purchased Assets.
ARTICLE VII.
INDEMNIFICATION
SECTION 7.1  Indemnification by ABC.  ABC shall, indemnify and hold harmless B&R and its affiliates for all Losses incurred or sustained by B&R or its affiliates in connection with each and all of the following:
(a)  any inaccuracy in a representation or warranty made by ABC in this Agreement;
(b)  the breach of any covenant, agreement or obligation of ABC contained in this Agreement;
(c)  any claim by any person for a brokerage or finder's fee, a commission or any similar payment based upon any agreement alleged to have been made by the person or entity ABC or any person acting on behalf of ABC in connection with the transaction.
SECTION 7.2  Indemnification by B&R.  B&R shall indemnify and hold harmless ABC for all Losses incurred or sustained by ABC in connection with each and all of the following:
(a)  any inaccuracy in a representation or warranty made by B&R in this Agreement;
(b)  the breach of any covenant, agreement or obligation of B&R contained in this Agreement or any other document contemplated by this Agreement;
(c)  any claim by any person for a brokerage or finder's fee, a commission or any similar payment based upon any agreement alleged to have been made by the person or entity B&R or any person acting on behalf of B&R in connection with the transaction;
ARTICLE VIII.
CONDITIONS PRECEDENT

SECTION 8.1  Conditions Precedent to the Parties' Obligations

The obligations of the Parties as provided herein shall be subject to each of the following conditions precedent, unless waived in writing by both ABC and B&R:

(5)  Consents and Approvals.  The Parties shall have obtained all necessary consents and approvals of their respective boards of directors, and all consents, approvals and authorizations required under their respective charter documents, and all material consents, including any material consents and waivers by the Parties' respective lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b)  Absence of Certain Litigation.  No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this agreement or the consummation of the transactions contemplated hereby.

(c)  SEC Filings.  If necessary, filing with the SEC of a Form 8-K in order to properly disclose this transaction, which shall include all financial statements required to be filed as part of the asset acquisition.

SECTION 8.2  Conditions Precedent to the Obligations of ABC.
The obligations of ABC on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by ABC:

(5)  Consents and Approvals.  B&R shall have obtained all required consents to the consummation of the transactions contemplated by this Agreement.

(b)  Representations and Warranties.  The representations and warranties by B&R in this Agreement shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(c)  Performance. B&R shall have performed and complied in all material respects with all agreements to be performed or complied with by either of them pursuant to this Agreement and the other transaction Documents at or prior to the Closing.

(d)  Proceedings and Documents.  All corporate, company and other proceedings of B&R in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to ABC and their counsel, and they shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(e)  Material Changes.  Except as contemplated by this Agreement, since the date hereof, the B&R shall not have suffered a Material Adverse Effect, and, without limiting the generality of the foregoing, there shall be no pending litigation to which any of the foregoing is a party which is reasonably likely to have a Material Adverse Effect on such Party or on the transactions.

(5)  Due Diligence.  ABC shall have completed to its own satisfaction due diligence in relation to B&R on or before the execution of this Agreement.

(g)  Transaction Documents.  B&R shall have executed and delivered all transaction Documents required to be executed by such Party.

SECTION 8.3  Conditions Precedent to the Obligations of B&R.
The obligations of B&R on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by B&R:

(5)  Consents and Approvals.  ABC shall have obtained all required consents to the consummation of the transactions contemplated by this Agreement.

(b)  Representations and Warranties.  The representations and warranties by ABC in this Agreement shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(c)  Performance. ABC shall have performed and complied in all material respects with all agreements to be performed or complied with by either of them pursuant to this Agreement and the other transaction Documents at or prior to the Closing.

(d)  Proceedings and Documents.  All corporate, company and other proceedings of ABC in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to B&R and their counsel, and they shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(e)  Material Changes.  Except as contemplated by this Agreement, since the date hereof, the ABC shall not have suffered a Material Adverse Effect, and, without limiting the generality of the foregoing, there shall be no pending litigation to which any of the foregoing is a party which is reasonably likely to have a Material Adverse Effect on such Party or on the transactions.

(f)  Due Diligence.  B&R shall have completed to its own satisfaction due diligence in relation to ABC on or before the execution of this Agreement.

(g)  Transaction Documents.  ABC shall have executed and delivered all transaction Documents required to be executed by such Party.

ARTICLE IX.
TERMINATION

SECTION 9.1  Method of Termination.

Until Closing, this Agreement may be terminated and the transactions may be abandoned at any time by:

(5)  The mutual written consent of the Parties;

(b)  Any Party, if any governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties shall use their commercially reasonable best efforts to lift), which restrains, enjoins or otherwise prohibits the transactions or any of them as contemplated herein and such order, decree, ruling or other action shall have become final and non-appealable;

(c)  ABC, if B&R shall have breached in any material respect any of its or his representations, warranties, covenants or other agreements contained in this Agreement;

(d)  B&R, if ABC shall have breached in any material respect any of its or his representations, warranties, covenants or other agreements contained in this Agreement;

(e)  Without any action on the part of the parties if required by applicable law or if the Closing shall not be consummated by April 1, 2015, unless extended by written agreement of the parties.  The parties agree and acknowledge that some actions may need to be taken post-Closing, and any such post-Closing actions will not be a violation of this section.

SECTION 9.2  Effect of Termination.

If this Agreement is terminated as provided in Section 9.1, written notice of such termination shall be given by the terminating Party to the other Parties specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of any Party provided, however, that nothing in this Agreement shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement, and termination shall not affect accrued rights or liabilities of any party at the time of such termination.

ARTICLE X.
CONFIDENTIALITY

Each party will keep confidential all information and documents obtained from any of the other parties pursuant this agreement (except for any information disclosed to the public pursuant to a press release authorized by the parties or for information required to be provided in a filing with the Securities and Exchange Commission; and in the event the Closing does not occur or this agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other party's confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, or (v) the information is already publicly known or known to the receiving party when disclosed as demonstrated by written documentation in the possession of such party at such time.

ARTICLE XI.
MISCELLANEOUS
SECTION 11.1  Expenses.  Each party shall pay its own expenses in connection with the negotiation, preparation and performance of this Agreement and the consummation of the transactions, including all fees and expenses of investment bankers, financial advisors, legal counsel, and independent accountants.

SECTION 11.2  Notices.  All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement will be deemed validly given, made or served if in writing and delivered personally or sent by certified mail, postage prepaid, or by overnight courier, or by facsimile:
(a)  If to ABC, addressed to:
American Brewing Company, Inc.
Attn: Neil Fallon
180 West Dayton Street
Warehouse 102
Edmonds, WA 98020

with a copy to (which will not constitute notice):

Bart and Associates, LLC
Attn: Ken Bart
8400 East Prentice Avenue
Suite 1500
Greenwood Village, CO 80111
Telephone: (720)-226-7511
Facsimile: (303)-745-1880

(b)  If to B&R, addressed to:
B&R Liquid Adventure, LLC
Attn: Robert L. Tiedemann
3625 Del Amo Boulevard, Suite 385
Torrance, CA 90503
Telephone: (310) 874-0998
Facsimile: (888) 315-9786

with a copy to (which will not constitute notice):

The Business Legal Group
Attn: Russell M. Frandsen
225 S. Lake Avenue
Suite 300
Pasadena, CA 91101
Telephone: (626) 432-7229
Facsimile: (213) 403-5962

or such other address as will be furnished in writing by any party to the others.
SECTION 11.3  Governing law; Arbitration.  This Agreement will be governed by and any dispute arising out of or relating to this Agreement will be resolved in accordance with the laws of the State of California, without giving effect to conflict of laws principles.  The Parties agree that for all issues arising out of or in connection with the Asset Purchase Agreement or Exhibits, prior to seeking any other relief at law or equity, to submit the matter to binding arbitration in accordance with the rules of the American Arbitration Association in the State of California.

SECTION 11.4  Entire Agreement.  This Agreement, including the Exhibits, any written amendments to the foregoing, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the Parties with respect to such matters including the Parties' term sheet.  In the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of some other agreement, if any (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement will control.
SECTION 11.5  Assignment; Binding Effect.  This Agreement binds and will inure to the benefit of the parties and their respective successors and permitted assigns.  Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed.
SECTION 11.6  Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by ABC, and B&R.
SECTION 11.7  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument, and will become effective when one or more counterparts have been signed by each of the parties.  This Agreement may be executed by facsimile signature and a facsimile signature will constitute an original signature for all purposes.
SECTION 11.8  Severability.  In the event any provision, or portion thereof, of this Agreement is held by a court of competent jurisdiction to be unenforceable in any jurisdiction, then such portion or provision will be deemed to be severable as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and will not affect the remainder of this Agreement, which will continue in full force and effect.  If any provision of this Agreement is held to be so broad as to be unenforceable, such provision will be interpreted to be only as broad as is necessary for it to be enforceable.
SECTION 11.9  Attorneys' Fees.  If the parties litigate or arbitrate any dispute arising out of or relating to this Agreement, then the prevailing party will be entitled to recovery of its reasonable attorneys' fees and actual expenses incurred, in addition to any other relief to which it may be entitled.
SECTION 11.10  Specific Enforcement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

The duly authorized representatives of each party executed this Asset Purchase Agreement on the date set out in the preamble.

American Brewing Company, Inc.

Signed:	/s/ Neil Fallon
By: Neil Fallon
Title: President

B&R Liquid Adventure, LLC

Signed:	/s/ Robert L. Tiedemann
By: Robert L. Tiedemann
Title: Chief Executive Officer

EXHIBIT A
BILL OF SALE
THIS BILL OF SALE (this "Bill of Sale"), dated as of April 1, 2015, is entered into by and between American Brewing Company, Inc., a Washington corporation ("ABC"), and B&R Liquid Adventure, LLC, a California limited liability company ("B&R").
ABC and B&R have entered into an Asset Purchase Agreement dated as of the date hereof (the "Asset Purchase Agreement"). In consideration of the mutual representations, warranties, covenants and agreements contained in the Asset Purchase Agreement, the parties agree as follows:
1.  Definitions.  Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Asset Purchase Agreement.
2.  Sale of Transferred Assets.  B&R hereby sells, transfers, conveys, assigns and delivers to ABC all of B&R's right, title and interest in and to all of the Purchased Assets, free and clear of all liens.
3.  Asset Purchase Agreement.  Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to supersede, modify, replace, amend, rescind, waive, expand or limit in any way the rights of the parties under, and the terms of, the Asset Purchase Agreement.  To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the Asset Purchase Agreement shall govern, including with respect to the enforcement of the rights and obligations of the parties to this Agreement.
4.  Successors and Assigns.  This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
5.  Governing law; Submission to Jurisdiction.  This Bill of Sale will be governed by and any dispute arising out of or relating to this Bill of Sale will be resolved in accordance with the laws of the State of California, without giving effect to conflict of laws principles.  The Parties agree that for any issues arising out of the Asset Purchase Agreement or this Bill of Sale, prior to seeking any other relief at law or equity, to submit the matter to binding arbitration in accordance with the rules of the American Arbitration Association in the state of California.
6.  Counterparts.  This Bill of Sale may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute only one agreement.  The signatures of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or portable document format (.pdf) is as effective as executing and delivering this Bill of Sale in the presence of the other party.

A-1

The duly authorized representatives of each party executed this Bill of Sale on the date set out in the preamble.

American Brewing Company, Inc.

Signed:	/s/ Neil Fallon
By: Neil Fallon
Title: President

B&R Liquid Adventure, LLC

Signed:	/s/ Robert L. Tiedemann
By: Robert L. Tiedemann
Title: Chief Executive Officer

A-2

EXHIBIT B

B&R'S INTELLECTUAL PROPERTY RIGHTS

Intellectual property consisting of the Daily Shipping Report software program, Whole Foods Markets portal data summary software file, trademarks, product recipes, and descriptions of production processes.

EXHIBIT C

PURCHASED ASSETS

1. Inventory consisting of raw material ingredients, packaging materials, and pallets.
2. Work in process consisting of ingredients, packaging materials, and pallets.
3. Finished goods consisting of cases of bottled kombucha products.
4. Fixed assets consisting of bottling line change parts, kegs, alcolizer, keg washer, miscellaneous brewing equipment, office equipment, including computers, monitors, desks, and refrigerators.
5. Intellectual property consisting of the Daily Shipping Report software program, Whole Foods Markets portal data summary software file, trademarks, product recipes, and descriptions of production processes.

EXHIBIT D

ASSUMED LIABILITIES

ABC shall assume liabilities of B&R consisting of $121,416.30 worth of trade payables, identified as:

	Current	1 - 30	TOTAL
BSG Wine	274.46	0.00	274.46
CaseStack	9,225.00	6,817.01	16,042.01
Castle & Cooke - Stockton	99.11	642.92	742.03
Castle & Cooke - Vernon	755.65	1,482.59	2,238.24
Crystal Vision Packaging	6,626.96	0.00	6,626.96
Cyba Stevens	3,591.04	0.00	3,591.04
Digital Label Solutions	1,637.65	0.00	1,637.65
Edict Systems, Inc.	55.00	55.00	110.00
G3 Enterprises	3,036.60	0.00	3,036.60
Gamer Packaging, Inc.	29,348.50	15,790.00	45,138.50
Hall's Warehouse Corp.	698.40	216.00	914.40
Lineage Freight Management	2,103.03	0.00	2,103.03
NS Sales	3,000.00	3,000.00	6,000.00
Peachtree Commodities	3,511.96	0.00	3,511.96
RockTenn	3,461.20	3,555.00	7,016.20
Sabinsa Corporation	1,984.22	0.00	1,984.22
Unix	20,449.00		20,449.00
	89,857.78	31,558.52	121,416.30

UNIX CONTRACT –See Assignment Agreement, Exhibit H

EXHIBIT E

EXCLUDED ASSETS

1.	Accounts receivable originating from invoices created before the end of business on the Closing Date
2.	The right to collect the remaining balance due on the secured loan referenced in Section 1.4 of the Contract Packaging Agreement between B&R Liquid Adventure LLC and United Global Packaging, Inc. Dated December 21, 2011.
3.	Deposit under office lease agreement.

EXHIBIT F

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

Exceptions Article IV:

Exceptions to Section 4.4(a):

The Assets of B&R are subject to a liens in favor of Lunada Bay Investors, Pacific Four Investors, Christopher Gutek, and Robert Tiedemann.

Exceptions to Section 4.7:

B&R was sued by Devil's Canyon Brewing Company ("DC").  In a jury trial, DC obtained a judgment that B&R has paid.  Subsequently, the judge in the case awarded DC $316,545.20, plus potential interest, in attorney's fees.  B&R has appealed the judge's award and the appeal is currently pending before the California Court of Appeal.  The assets of B&R are not encumbered by the judge's order.
Exceptions to Section 5.4:
Pinnacle Capital Partners, LLC has a  security interest in assets of ABC as reflected in UCC-1 Financing Statement  File No. 2015-015-3936-9 filed in the State of Washington.

EXHIBIT G

SPACE SHARING AGREEMENT
This Space Sharing Agreement is entered into on April 1, 2015, between B&R Liquid Adventure, LLC, a California limited liability company ("B&R"), and American Brewing Company, Inc., a Washington corporation ("ABC" ), both of whom may be referred to individually as "Party" or collectively as "Parties".
RECITALS
A.	B&R and ABC have entered into an Asset Purchase Agreement as of April 1, 2015, pursuant to which ABC is acquiring the operating assets of B&R.
B.	B&R leases office space from Muller-Mariner LLC, a California limited liability company ("Landlord"), with premises at 3625 Del Amo Boulevard, Suite 385, Torrance, CA 90503 ("Premises"). The lease ("Lease") expires on February 29, 2016.
C.	This Space Sharing Agreement is entered into concurrently with the Asset Purchase Agreement to allow ABC to share the use the Premises with B&R. ABC has previously reviewed a copy of the Lease.
Wherefore, in consideration of the premises and covenants contained herein, the parties agree as follows:
1.	B&R shall allow ABC to share the Premises for the time period between April 1, 2015 and September 30, 2015. ABC may use all of the offices and space within the Premises, except that B&R may use one office on an "as available" basis, together with the occasional use of the conference room and the use of incidental storage space.
2.	ABC shall abide by all terms of the Lease as if ABC were the lessee under the Lease. ABC shall promptly pay to B&R upon request of B&R all amounts that B&R is required to pay to the Landlord under the Lease as such amounts shall become due.
3.	ABC shall hold B&R harmless and shall indemnify B&R from all claims, liabilities, judgments, expenses, attorney's fees, costs, advances, and other matters incurred by B&R or for which B&R shall become liable as a result of ABC's presence in the Premises. ABC shall advance to B&R all amounts necessary to cover such items as they accrue.
4.	ABC shall pay all utilities, insurance, janitorial expenses, maintenance and other costs associated with the Premises for the period April 1, 2015, through September 30, 2015.

G-1

5.	ABC and B&R shall work cooperatively and harmoniously to implement the Space Sharing Agreement. ABC may use the same telephone numbers that B&R currently uses. ABC and B&R shall work out the protocol for answering telephone inquiries, for receiving and dividing the mail, for receiving and answering inquiries, and other items that may arise from the transition of the ownership of the operating assets from B&R to ABC.
6.	B&R may terminate this agreement at any time upon the default of ABC; provided, however, that B&R shall first give notice to ABC of any default and ABC shall have five business days within which to cure such default.
7.	B&R shall retain the ownership of the deposit held by the Landlord. If the Landlord applies all or any part of the deposit to damage to the premises, or for any other reason, caused by ABC, ABC shall promptly reimburse such amount to B&R.
8.	Article XI of the Asset Purchase Agreement is incorporated into this Space Sharing Agreement as if fully set forth herein.
In witness whereof, the parties have signed this Security Agreement on the date set forth above.

American Brewing Company, Inc.

Signed:	/s/ Neil Fallon
By: Neil Fallon
Title: President

B&R Liquid Adventure, LLC

Signed:	/s/ Robert L. Tiedemann
By: Robert L. Tiedemann
Title: Chief Executive Officer

G-2

EXHIBIT H

ASSIGNMENT OF CONTRACT
This Assignment of Contract (the "Assignment") is made between B&R Liquid Adventure, LLC, a California limited liability company ("B&R"), and American Brewing Company, Inc., a Washington corporation ("ABC") as of April 1, 2015.
A.  B&R and ABC have entered into the Asset Purchase Agreement dated April 1, 2015.
B.  Pursuant to that Asset Purchase Agreement, ABC has agreed to assume the contract ("Packing Contract") between B&R and Unix Packaging, Inc. ("Unix") dated December 21, 2011. Unix is the bottler for B&R's kombucha products.
Wherefore, in consideration of the premises and covenants contained herein, the parties agree as follows:
1.  B&R assigns to ABC the Packing Contract. ABC assumes the Packing Contract between B&R and Unix.
2.  B&R and Unix have negotiated mutually offsetting payables and have reached an agreement that Unix will pay B&R $24,000 directly, and this amount shall not be an asset of ABC.
In witness whereof, the duly authorized representatives of each party executed this Assignment on April 1, 2015.

American Brewing Company, Inc.

Signed:	/s/ Neil Fallon
By: Neil Fallon
Title: President

B&R Liquid Adventure, LLC

Signed:	/s/ Robert L. Tiedemann
By: Robert L. Tiedemann
Title: Chief Executive Officer

 CONSENT TO ASSIGNMENT OF PACKING CONTRACT

1.	Unix Packaging, Inc. ("Unix") hereby consents to the assignment to American Brewing Company, Inc., a Washington corporation ("ABC") of the contract ("Packing Contract") between B&R Liquid Adventure LLC ("B&R") and Unix dated December 21, 2011, as per Section 21.1 thereof.
2.	Unix shall have the right to use the tanks in the fermentation room when ABC does not have need of the tanks. However, Unix shall give ABC at least one week's notice before using the tanks and Unix may use the tanks only so long as ABC does not need to use the tanks.
3.	ABC shall have exclusive use of the tanks in the fermentation room when ABC is preparing for a bottling run and during the bottling run itself.
4.	ABC shall have the right to disapprove of a client of Unix that desires to use the tanks in the fermentation room.
5.	ABC shall have the use of the 6,000 gallon tank in the batching room if Unix is not using the tank. However, ABC shall give Unix at least one week's notice before using the tank and ABC may use the tank only so long as Unix does not need to use the tank.

American Brewing Company, Inc.

Signed:	/s/ Neil Fallon
By: Neil Fallon
Title: President

Unix Packaging, Inc.

Signed:	/s/ Bobby Melamed
By: Bobby Melamed
Title: Chief Executive Officer